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                             Tuscarora Incorporated
               EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE


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
                                                         Three Months Ended                     Six Months Ended
                                                    February 28,        February 28,       February 28,        February 28,
                                                        1995                1994               1995                1994
                                                    ------------        ------------       ------------        ------------
                                                                       (In thousands, except per share data)
PRIMARY
   Weighted average number of
     shares of Common Stock outstanding                  6,151               6,120              6,149               6,118
   Net effect of dilutive stock
     options - based on the
     treasury stock method using
     average market price                                 104                  94                 95                  78
                                                        -----               -----              -----               -----
           TOTAL                                        6,255               6,214              6,244               6,196
                                                        =====               =====              =====               =====
   Net income                                           1,840                 903              4,341               2,551
                                                        =====               =====              =====               =====
   Per share amount                                     $ .29               $ .15              $ .70               $ .41
                                                        =====               =====              =====               =====


FULLY DILUTED
   Weighted average number of
     shares of Common Stock outstanding                 6,151               6,120              6,149               6,118
   Net effect of dilutive stock
     options - based on the
     treasury stock method using
     greater of average market
     price or closing market price                        136                  98                137                  97
                                                        -----               -----              -----               -----
           TOTAL                                        6,287               6,218              6,286               6,215
                                                        =====               =====              =====               =====
   Net income                                           1,840                 903              4,341               2,551
                                                        =====               =====              =====               =====
   Per share amount                                     $ .29               $ .15              $ .69               $ .41
                                                        =====               =====              =====               =====
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